Attached is a Form Promissory Note, and Amendment thereto, issued by Somerset International Group, Inc. to certain investors for the principal amounts set forth as follows:

George M. Berry and Mary Lou Berry	$175,000
Roy Harry	$100,000
Richard Stella	$100,000

PROMISSORY NOTE

$100,000.00 **BEDMINSTER, NEW JERSEY** **June 25, 2004**

For Value Received, SOMERSET INTERNATIONAL GROUP, INC., a Delaware corporation (the "Corporation"), promises to pay to Roy Harry, whose address is 20 Brookside Drive, Upper Saddle River, New Jersey 07450 (the "Investor"), on or before July 1, 2005, the principal sum of One Hundred Thousand ($100,000.00) Dollars, and to pay interest on the principal sum from the date of this Note at the rate of twelve (12.00%) percent per year until the principal is paid in full.

Medium of Payment

1. The principal and interest under this Note shall be payable in lawful money of the United States at the address of the Investor as indicated above, or at any other location as the Investor may from time to time designate in writing.

Investor's Right to Receive Shares

2. In addition to the Investor's right to receive payment of the principal and interest as indicated above, the Investor shall be entitled to receive 100,000 shares of the Corporation's Common Stock, which shares shall be issued on June 30, 2004 or the closing of the first Acquisition financing, as defined in paragraph 5, whichever date is sooner, and which shares shall be registered with the Securities and Exchange Commission, so as to be freely tradable, within 180 days after June 30, 2004 or 180 days after the closing on the first Acquisition Financing, as defined in paragraph 5, whichever date is sooner.

Mandatory Redemption

3. This Note shall become due and payable and shall be redeemed by the Corporation, in whole, upon such date that the Corporation completes the first Acquisition Financing Transaction as described in paragraph 5 of this Note. The redemption price for this Note shall be the principal amount of the Note plus interest accrued to the date of redemption. In the event that the mandatory redemption date shall be sooner than ninety (90) days after execution of this Note, the redemption price shall include a minimum of ninety (90) days' interest. The Investor shall be paid the redemption price upon the surrender of this Note to the Corporation.

Use of Funds

4. The funds borrowed from the Investor under this Note shall be used for general corporate purposes, including but not limited to transactional expenses related to the purchase negotiations with the Acquisition Targets.

Acquisition Financing

5. The Corporation is presently engaged in the solicitation of investors for the purpose of raising not less than $800,000 (the "Acquisition Financing") through a Confidential Private Placement Memorandum offering $800,000 in Convertible Secured Notes and 400,000 shares of the Corporation's Common Stock solely to potential investors who qualify as accredited investors for purposes of the Securities Act of 1933, as amended (the "Securities Act"). The Corporation is offering the Units on a best efforts basis. Each unit consists of a $100,000 Convertible Secured Note and 50,000 shares of Somerset Common Stock.

Representations of the Corporation

6. The corporation makes the following representations to the Investor:

(a) The Corporation is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification;

(b) The Corporation is a reporting company pursuant to Section (g) of the Securities Exchange Act of 1934;

(c) The Corporation has timely filed and is current on all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934;

(d) The Corporation's authorized capital stock consists of 200,000,000 shares of Common Stock, $.001 par value, of which 5,100,000 shares will be issued and outstanding at the date of issuance of the shares hereunder;

(e) All the outstanding shares of its Common Stock are duly authorized and validly issued, fully paid and non-assessable;

(f) The Corporation has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver this Note, and to perform and conclude all transactions contemplated by this Note and all other agreements and instruments related to this Note;

(g) There is not, to the knowledge of the Corporation, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against the Corporation or against any of its officers.

(h) The Corporation is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Note;

(i) The Corporation has good and marketable title to all the real property and good and valid title to all other property included in the Corporation's most recent financial statements. The properties of the Corporation are not subject to any mortgage, encumbrance or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of the Corporation;

(j) All required tax returns for federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by the Corporation for all years for which such returns are due unless an extension for filing any such return has been filed. Any and all federal, state, county, municipal, local, foreign and other taxes and assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for.

Default

7. Without notice, except as expressly provided in this Note, the following will be deemed events of default:

(a) Failure to make any payment under this Note when due, if the failure to pay continues for a period thirty (30) days.

(b) Failure to cause issuance of the shares of common stock as required in paragraph 2 of this Note;

(c) Failure to cause the registration of the shares of common stock as required in paragraph 2 of this note;

(d) Failure on the part of the Corporation to observe or perform any other covenants contained in this Note, but only after written notice of the failure has been given to the Corporation by the Investor, and only if the failure has continued unremedied for a period of thirty (30) days after the date the Corporation receives the notice of the failure.

SECOND AMENDMENT TO PROMISSORY NOTE

Somerset International Group, Inc. hereby agrees that the Promissory Note dated June 25, 2004, by and between Somerset International Group, Inc., a Delaware Corporation, and Roy Harry, whose address is 20 Brookside Drive, Upper Saddle River, New Jersey, 07450 (the "Lender") is hereby modified so that the Lender shall be entitled at his option to convert any or all of the outstanding principal and accrued interest of the Promissory Note into common shares of Somerset at the rate of $.25 per share.

Somerset International Group, Inc.

By: ______________________
John X. Adiletta, President

Dated: August 31, 2005